Exhibit 5.2

Consent of Independent Accountants

The Board of Directors

Cynapsus Therapeutics Inc.

We consent to the use of our report dated April 8, 2014 with respect to the consolidated statement of financial position as at December 31, 2013, and the consolidated statement of operations and comprehensive loss, consolidated statement of changes in equity and consolidated statement of cash flows for the year ended December 31, 2013, and the reference to our firm under the heading “Experts,” in this registration statement on Form F-10 of Cynapsus Therapeutics Inc.

McGovern, Hurley, Cunningham, LLP

/s/ McGovern, Hurley, Cunningham, LLP

Chartered Accountants

Licensed Public Accountants

May 15, 2015

Ontario, Canada